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                                                                    EXHIBIT 99.1

May 26, 1999
Richard Krawiec, Ph.D., Vice President, Investor Relations


LA JOLLA PHARMACEUTICAL EXTENDS LIFE OF WARRANTS BY ONE YEAR

San Diego, CA - May 26, 1999 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that it has decided to extend by one year the life of all Company warrants and an option granted to the underwriter of the Company's initial public offering to purchase additional shares of the Company's common stock and warrants. All warrants to purchase shares of Company common stock and the underwriter's option had been set to expire on June 3, 1999. The warrants and underwriter's option will be exercisable at any time until June 3, 2000. The remaining terms of the Company's public warrants (LJPCW), including the exercise price of $3.00 per one half share, and the remaining terms of the Company's other warrants and the underwriter's option, including exercise prices, remain unchanged and are explained in La Jolla Pharmaceutical Company's Securities and Exchange Commission filings on Form 10-K for the year ended December 31, 1998.

San Diego-based La Jolla Pharmaceutical Company develops disease-specific therapeutics using its proprietary Tolerance Technology(R) for major diseases and conditions caused by antibodies such as lupus, antibody-mediated stroke, myocardial infarction, deep vein thrombosis, recurrent fetal loss, organ rejection in xenotransplantation, Rh hemolytic disease, and myasthenia gravis. Toleragens(R) under development by La Jolla Pharmaceutical are designed to reduce the levels of disease-causing antibodies in patients suffering from these conditions. The Company's common stock and public warrants trade on The Nasdaq Stock Market under the symbols LJPC and LJPCW, respectively. For more information about the Company, visit our web site: www.ljpc.com.

Some of the statements in this press release discuss future expectations, contain projections or state other forward-looking information. These statements involve risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to be materially different from those contemplated by the forward-looking statements. Interested parties are urged to review the risks detailed from time to time in La Jolla Pharmaceutical Company's Securities and Exchange Commission (SEC) filings, including the report on Form 10-K for the year ended December 31, 1998 and the report on Form 10-Q for the first quarter ended March 31, 1999.

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